Exhibit 99.5

VIDEO B-ROLL VIA SATELLITE

ATTENTION: NEWS EDITORS

CVRD B-Roll Footage for Canadian-Based Media

Toronto, ON, August 11, 2006 /CNW/ - The following B-Roll is available at the listed times and co-ordinates:

Live Satellite Coordinates:
DATE OF FEED:	August 11, 2006
TIME OF FEED:	10:30 AM ET - 11:00 AM ET
CO-ORDINATES:	Anik F2 C, Transponder 3B
Audio subcarrier 6.2 and 6.8
Downlink frequency 3820 vertical

PATHFIRE Digital Media Gateway Coordinates:
DATE OF FEED:	August 11, 2006
CO-ORDINATES:	CNW tab, Video Provider A, Digital Media Gateway,
STORY NUMBER:	CNW06FLH7

STORY SUMMARY:  Companhia Vale do Rio Doce (CVRD) will hold a news conference to comment on CVRD’s offer to shareholders for Inco Limited via teleconference for Canadian-based media.

Mr. Roger Agnelli, Chief Executive Officer of CVRD and other company Executive Directors will provide an overview of CVRD’s offer, which will be followed by an opportunity for questions from the media.

Date:	August 11, 2006

Time:	2:00 p.m. EST

Participants:	Mr. Roger Agnelli, Chief Executive Officer and other CVRD Executive Directors

Teleconference Information
Participant Number:	416-644-3421
Participant Number:	1-866-250-4910

Shot List: Sixty second of mining operations footage.

This media advisory may be deemed to be solicitation material in respect of CVRD’s proposed tender offer for the shares of Inco.  CVRD will prepare and file a tender offer statement on Schedule TO (containing an offer to purchase and a takeover bid circular) with the United States Securities and Exchange Commission (“SEC”).  CVRD, if required, will file other documents regarding the proposed tender offer with the SEC.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TAKEOVER BID CIRCULAR, THE SCHEDULE TO AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER FOR INCO SHARES.  These documents will be available without charge on the SEC’s web site at www.sec.gov.  Free copies of these documents can also be obtained by directing a request to  Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West,

Suite 2950, P.O. Box 361, Toronto, Ontario, M5X 1E2, by telephone to 1-866-381-4105 (North American Toll Free) or 416-867-2272 (Overseas), or by email to: contactus@kingsdaleshareholder.com.

STATIONS, FOR FURTHER INFORMATION, PLEASE CALL:

Fernando Thompson, CVRD Media Relations Manager 55-21-3814-4360

Linda Smith, Fleishman-Hillard Canada 416-645-8181

For technical information DURING the feed, please call CNW at (416) 863-5615.

As with all CNW Broadcast feeds, this release is offered for your free and unrestricted news use. Comments regarding the content and quality are welcomed.

CNW BROADCAST.

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/For further information: CNW BROADCAST, TORONTO (416) 863-9350